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 Contact:        Exsorbet Industries, Inc.
                 Dr. Ed Schrader
                 President
                 (601) 936-6633

                 Charles E. Chunn, Jr.
                 Vice-President
                 Exsorbet Industries, Inc.
                 (501) 452-1987

                 Ed Penick, Jr.
                 Vice President
                 Exsorbet Industries, Inc.
                 (501) 664-7745

              EXSORBET INDUSTRIES, INC.  ANNOUNCES ACQUISITION OF
                    K.R. INDUSTRIAL SERVICE OF ALABAMA, INC.

         JACKSON, MS. -- Friday, June 28, 1996 -- Exsorbet Industries, Inc. (NASDAQ Small Cap: EXSO) announced today the acquisition of K.R. Industrial Service of Alabama, Inc. Exsorbet Industries acquired K.R. Industrial Service through a pooling transaction in which all of KR Industrial Service's outstanding shares of stock were obtained for 545,388 shares of common stock in Exsorbet Industries.

         K.R. Industrial Service expects to report an after tax profit for the second quarter of 1996 as well as the year ending December 31, 1996. Financial results of the company will be consolidated with the first and second quarter results of Exsorbet enhancing both gross revenue and profitability for Exsorbet Industries, Inc.

         Unaudited financial results for K.R. Industrial Service from January 1, 1996 through May 30, 1996 revenues are approximately $2.5 Million. Total assets of K.R. Industrial Service as of May 31, 1996 amount to approximately $2.5 Million.

         KR Industrial Service is a leading private hydro blasting and industrial service company in Alabama. With offices in Mobile, Birmingham, and along the industrial corridor at the





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Tennessee River through Decatur, using proprietary techniques, KR Industrial
Service provides boiler clean-out and rehabilitation for utility companies, without requiring a complete shut down of the utility, saving both time and lost sales. K.R. Industrial Service is also experienced in hazardous material handling and emergency response. Ken McDonald, principal shareholder of K.R. Industrial Service, has over fifteen years experience in the industrial service, hazardous waste, and emergency response industry. With this transaction, Ken McDonald will receive a five year employment agreement with K.R. Industrial Service.

         Dr. Ed Schrader, president of Exsorbet Industries, Inc., said, "This is an important element in Exsorbet's assemblage of emergency response, hazardous waste, and industrial services companies, complimenting our other recent acquisitions. K.R. Industrial Service expands opportunity along inland water ways as far north at St. Louis and along the eastern portion of the Gulf of Mexico into Florida. This new member of the Exsorbet Family further reflects Exsorbet's commitment to be the major emergency response and industrial service provider in the central and southeastern United States."

         Exsorbet Industries, Inc. is a diversified environmental product and service company specializing in state of the art technical solutions for problems in site remediation, dewatering and pond solidification, hazardous waste cleanup materials and service, bioremediation, environmental engineering and project management, and twenty-four hour emergency response service.

         Subsidiaries of Exsorbet Industries, Inc. are Eco-Systems, Inc., Exsorbet Technical/SpilTech Services, Inc., Consolidated Environmental Services, Inc., Cierra, Inc., and Larco Environmental Services, Inc. Offices are located in Dallas, Bridge City, Euless, and Houston, TX; Fort Smith and Little Rock, AR; Tulsa, OK; Kansas City, MO; Jackson, MS; Mobile (Daphne), AL; Baton Rouge and Sulphur (Lake Charles), LA; and Atlanta, GA.